EXHIBIT 99.1

PRESS RELEASE

Monterey Gourmet Foods, Inc.

528 Moffett Street, Salinas CA 93905

831/753-6262

CONTACT:	Jim Williams, Chief Executive Officer, Ext 118 jimw@montereygourmetfoods.com
Scott Wheeler, Chief Financial Officer, Ext 141 scottw@montereygourmetfoods.com

FOR IMMEDIATE RELEASE

Monterey Gourmet Foods Acquires 80% Ownership in Sonoma Cheese Company

•                  Gains unique products in growing category

•                  Continues diversification and growth strategy in the refrigerated specialty gourmet foods category

SALINAS, CA (April 11, 2005) Monterey Gourmet Foods, Inc. (NASDAQ:PSTA) announced today that it has acquired 80% ownership of Sonoma Foods, Inc., dba Sonoma Cheese Company (Sonoma), a leading marketer of refrigerated specialty cheese products.  Monterey Gourmet Foods (MGF) paid $3.5 million in cash and stock for 80% of the company.  Sonoma’s two other shareholders retain a combined 20% interest, and the acquisition agreement provides options for them to sell their remaining interest after seven years.  Sonoma will continue to operate under its current management with its board of directors augmented by representatives of MGF.

With annual sales of over $8 million Sonoma markets a variety of refrigerated branded specialty cheese items, including their flagship products, Sonoma Jack Cheeses in a variety of flavors. Their products are sold in retail supermarkets, club stores, and specialty food stores across the US with the greatest penetration in the Western US markets.  Some of their most popular cheese flavors include Hot Pepper Jack Cheese, Garlic Jack Cheese, Mediterranean Jack Cheese and Pesto Jack Cheese.  Founded in 1931, Sonoma will be celebrating 75 years in the cheese business in 2006, and marking its 25th year of pioneering Hot Pepper Jack Cheese.  Additional information about Sonoma can be found on its website at www.sonomajack.com.

Jim Williams, Monterey Gourmet’s President and CEO, commented, “Sonoma represents a valuable addition to Monterey Gourmet Foods.  This acquisition supports our growth strategy in the specialty premium refrigerated food category, and Sonoma’s unique flavored cheeses fit well with today’s consumers’ interest in unique food choices.”

Mr. Williams continued, “Sonoma Cheese is positioned in the fast growing gourmet segment of the large cheese category.  Like MGF, they compete in the refrigerated sections of food stores so there are several synergies available between our companies.  We envision expanding the Sonoma brand and increasing distribution.”

Commenting on the Sonoma team, Williams stated, “We are very pleased to be working with President David Viviani, a third generation cheese maker, and CEO Marty Adams who bring a long history of successful food industry experience.  They are the right team to head up our efforts in this new endeavor.”

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Sonoma’s David Viviani commented, “Monterey Gourmet’s high quality products are a great fit with Sonoma Cheeses.  Through this new partnership, we see many opportunities to expand and strengthen the Sonoma brands.”

This press release contains forward-looking statements concerning the effect of Monterey Gourmet Foods’ corporate acquisitions and product innovations on projected sales for future periods, including without limitation statements including such terms as “supports our growth strategy,” “fast growing,” “are positioned in the fast growing gourmet . . . . . segment,” “envision,” and “synergies available.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.  Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.  Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements.  Among the factors that could cause Monterey Gourmet Foods’ actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of Sonoma’s operations, processes, and products, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the Monterey Gourmet competes and (x)  Monterey Gourmet’s ability to source competitively priced raw materials to achieve historical operating margins.  In addition, Monterey Gourmet’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where Monterey Gourmet competes.

Monterey Gourmet has provided additional information regarding risks associated with the business in its Annual Report on Form 10-K for fiscal 2004.  Monterey Gourmet Foods undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California, its organic food production facility in Eugene, Oregon and its recently acquired facility in Seattle, Washington.  Monterey Gourmet Foods has national distribution of its products in over 9,700 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.

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